UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 15, 2007

IDEARC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of Directory Assets of InfoSpace, Inc.

On September 15, 2007, Idearc Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with InfoSpace, Inc., a Delaware corporation (the “Seller”). Pursuant to the Asset Purchase Agreement, Seller has agreed to sell to the Company substantially all of the directory assets of Seller used exclusively or primarily in the directory services business of Seller for a purchase price of $225,000,000, subject to certain adjustments as provided in the Asset Purchase Agreement (the “Acquisition”). Seller and the Company will enter into ancillary agreements including a transition services agreement, license agreements, a directory services agreement, a hosting and co-location agreement, a real property sublease, and other transaction documents and agreements in connection with the Acquisition. The Acquisition is subject to other terms and conditions set forth in the Asset Purchase Agreement.

The obligations of the Seller and the Company to consummate the transactions contemplated by the Asset Purchase Agreement are subject to closing conditions, including, but not limited to, (i) the receipt of required regulatory approvals, (ii) the receipt of specified third party consents, and (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Asset Purchase Agreement may be terminated if the closing of the Acquisition is not consummated within six months from the date of its execution.

The Acquisition will be financed with a mix of cash on hand and borrowings under the Company’s existing revolving credit facility.

The foregoing summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the actual text of the Asset Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 15, 2007

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEARC INC.

By:	/s/ William G. Mundy
Name:	William G. Mundy
Title:	Executive Vice President, General Counsel and Secretary

Date: September 18, 2007

3

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 15, 2007

4